UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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XM SATELLITE RADIO HOLDINGS INC.

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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of XM and SIRIUS. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations. XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles, editorials, op-eds and blog entries:

Cardinal puts his faith in proposed satellite merger

By DAVID HINCKLEY

NY DAILY NEWS STAFF WRITER

Wednesday, July 25th 2007, 4:00 AM

Proponents and opponents of the proposed Sirius-XM satellite merger have been flooding the FCC and the media with statements of support from individuals and organizations over the last several weeks.

Some of these organizations are well known. The NAACP and the National Black Chamber of Commerce, for instance, have endorsed the merger.

National Public Radio is against it. So are 72 members of the House of Representatives.

Other voices are less well known. Endorsers, for instance, include an organization called Women Involved in Farm Economics.

But perhaps the most unexpected voice in the discussion is that of New York’s Edward Cardinal Egan, who wants a merger.

Since the Cardinal usually addresses more ecumenical matters, this might seem strange - except that the Archdiocese of New York recently launched The Catholic Channel on Sirius, whose chairman Mel Karmazin is the primary mover behind the merger proposal.

Egan says a merger would expand the channel’s reach, and thus the reach of what he calls the “dialogue of faith.”

The FCC, which must approve the merger, is now considering public comments. If there are no delays, a verdict is expected by the end of the year. A lot of radio people think that right now it’s a tossup.

PANERO LEAVING: Elsewhere in satellite news, XM CEO Hugh Panero said yesterday he will be leaving next month.

When XM and Sirius announced their merger proposal earlier this year, Panero was not on the roster of executives listed for the merged entity.

XM chairman Gary Parsons, who would continue with the merged company, praised Panero, one of XM’s founders.

“Hugh took satellite radio from a concept and turned it into the popular, mass-market consumer entertainment product it is today,” said Parsons.

Nate Davis will serve as XM’s interim CEO.

Satellite Radio Hands Out Appetizers

By Rick Aristotle Munarriz July 24, 2007

The Motley Fool

Critics of the merger between XM Satellite Radio (Nasdaq: XMSR) and Sirius Satellite Radio (Nasdaq: SIRI) will have one less bullet in their holster when the companies file with the FCC today.

With pundits fearing that the two entities will raise subscription rates as a single concern, the companies are willing to put their promise of lower-priced plans on paper. In their filing, XM and Sirius are vowing to honor the $12.95 monthly subscription plans that they currently offer and are introducing several lower-priced plans that can run satellite-radio fans as little as $6.99 a month.

The $6.99 plan will let listeners cherry-pick their 50 favorite non-premium channels, but they must all be on either XM or Sirius. A pricier $14.99 a la carte plan that offers 100-non-premium channels will allow for a little cross-programming flexibility. The bargain-priced offering will be available within a year of the merger’s completion.

That’s right, jazz lovers — you won’t have to deal with death metal on your dial. And country fans won’t have to worry about raising their eyebrows over hip-hop.

Other plans will be available sooner, including Family Friendly subscriptions for $11.95 a month that encompass 160 of the roughly 180 XM available channels that censor explicit language, or $9.99 plans that feature either music or news.

The priciest $16.99 XM plan, meanwhile, will offer all of XM’s channels, along with the most popular Sirius selections. Clearly, those rallying against the merger can no longer argue that a corporate combination will be more expensive for the consumer or limit selection.

Anatomy of a deal

The proposed pairing has been on the hopper for more than five months now. It was back in February when XM agreed to merge with Sirius in a deal that valued the combined companies at $13 billion in enterprise value.

The market hasn’t been kind to either stock since then. The combined enterprise value of the deal is now less than $11 billion, and investors still feel iffy about the chances for a successful resolution, with XM trading at a 15% discount to the 4.6 Sirius share ratio.

Even the bulls are unsure. Waxing favorably on the sector last week, Bank of America analyst Jason Jacoby said he expects both XM and Sirius to beat their subscriber targets. However, that enthusiasm is tempered by his Washington, D.C., sources who peg the likelihood of FCC approval at a grim 35%.

Maybe this morning’s filing changes things. I have poked fun at the companies’ lobbying efforts, which have included getting church groups, tax-code reformers, and even a former FCC commissioner to publicly support the deal.

“I don’t know about you,” I wrote at the time, “but nothing inspires me more than knowing that folks bent on reforming our country’s tax code think it’s a good thing to have Oprah Winfrey and Howard Stern on the same satellite radio dial.”

I don’t put a whole lot of weight on the eclectic cross-section of deal-backers who are lobbying on behalf of XM and Sirius, but today’s filing is a real eye-opener. Critics should be swayed by the obvious signs that this isn’t a duopoly.

•	Apple (Nasdaq: AAPL) has sold more than 100 million iPods, and many new cars are coming installed with iPod jacks.

•	Slacker and its ad-supported media player will come with a car kit for satellite functionality.

•	HD Radio that splits bands provides greater music choices on terrestrial frequencies.

•	Music-subscription services such as Napster (Nasdaq: NAPS) and RealNetworks’ (Nasdaq: RNWK) Rhapsody are growing their digital-music audiences with portable offerings.

•	Internet radio, despite recent royalty concerns, is becoming more popular with wider Wi-Fi accessibility.

However, if the anti-merger crowd can’t see the wider playing field that radio programming is playing on, the FCC filing poses fewer obstacles.

XM on deck

No, it’s not a done deal. The arbs aren’t ready to short 4.6 shares of Sirius for every share of XM; they’re long to play the fat spread as an arbitrage play. However, if Jacoby is right about XM’s coming up strong later this week, it could be a win-win in which XM can climb higher on its own.

Naturally, Jacoby’s bullish sentiments were based on subscriber targets rather than on financial metrics. No one is expecting XM — or Sirius — to provide financial treats. And we can even argue that the lower-priced plans that XM and Sirius are volleying about may be detrimental in many ways:

•	Potential owners may hold off until the cheaper plans are announced, and they could become resentful if they aren’t offered these plans even if the merger doesn’t happen.

•

The $6.99 plan with 50 stations may eat away at XM Radio Mobile’s offerings. Alltel (NYSE: AT) subscribers are now paying $7.99 monthly for 20 XM music channels through their cell phones, while AT&T’s (NYSE: T) Cingular offers 25 channels for $8.99 a month.

•

Because growth has stalled at the retail level, the new-car market is now the source for most new listeners. With many receivers coming factory-installed, cheaper plans may cannibalize full-priced offerings.

I'm sure XM and Sirius have thought out the ramifications of publicly committing to econo-sized subscriptions. The economies of scale are too great for the deal to falter, especially coming from a pair of companies that have accumulated deficits into the billions under their old models.

So maybe this deal has a chance. Think it over, cynics. The last thing you would want is to pull the trigger on your argument-loaded gun, only to find that it's got nothing but blanks.

Rick recommended XM to Rule Breakers subscribers in 2005, but the position was liquidated last year. A 30-day free trial subscription is available if you want to read up on the active recommendations.

Bank of America is an Income Investor pick.

Longtime Fool contributor Rick Munarriz is a Sirius and XM subscriber, but he does not own shares in any of the companies mentioned in this story. He is also part of the Rule Breakers newsletter research team, seeking out tomorrow's ultimate growth stocks a day early. The Fool has a disclosure policy.

Radio Plan: A Price Shift for Satellite

The New York Times

By STEPHEN LABATON

Published: July 24, 2007

WASHINGTON, July 23 — Hoping to persuade skeptical regulators to approve their proposed merger, the nation’s two satellite radio companies announced detailed plans Monday to give consumers the ability to choose the programs that make up their subscription package.

The companies, Sirius Satellite Radio and XM Satellite Radio, said they would offer two “à la carte” pricing plans. One would enable consumers to purchase the best of the premium services now offered by each company — like professional football, baseball and basketball — for a monthly fee of $14.99. For $6.99 a month, the other would enable listeners to choose 50 of the nonpremium channels, with each additional channel costing 25 cents. To subscribe to the “à la carte” plans, consumers would have to buy new radios.

The companies said they would also let listeners select “family friendly” and other rate plans and would give subscribers a $1 a month credit if they asked to have stations with adult content blocked. Consumers who do not want to change their existing service would not see any changes in their current monthly bill of $12.95.

The announcement, coming the day before the period for receiving comments on the proposal closes at the Federal Communications Commission, was an effort to persuade the agency that the merger was in the public interest. Several of the five commissioners, including the agency’s chairman, Kevin J. Martin, have raised significant concerns about the deal because it would result in the creation of only one satellite radio service.

When the deal was announced this year, Mr. Martin said the companies would have a high hurdle to overcome in persuading the commission that it was in the public interest.

The proposal is tailored to reflect two major policy campaigns that Mr. Martin has led. He has urged cable television and satellite radio services to give consumers greater choices by offering à la carte price plans. And he has repeatedly denounced violent and vulgar programs, while suggesting that à la carte plans could solve that problem.

The way the announcement deals with these issues increases the chances that the merger could ultimately be approved, although analysts said they believed it remained a close call.

Through an aide, Mr. Martin declined to comment about the pricing plans. The aide said Mr. Martin “looks forward to reviewing the entire record.” The agency is expected to complete its review by the end of the year. The deal is also being examined for antitrust issues by the Justice Department, where it faces fewer obstacles.

Consumer groups, which have denounced the deal as anticompetitive, applauded the announcement and said that it demonstrated that subscription services for television and radio could be sold on an à la carte basis.

“It clearly shows that the companies are enormously fearful that the merger would otherwise be denied,” said Gene Kimmelman, vice president for federal affairs at the Consumers Union, which has urged the commission to reject the deal. “It doesn’t resolve long-term competition issues, but it is a wonderful step in the right direction. Kevin Martin will read it positively, but whether it is enough for him, I don’t know.”

The merger has come under assault by the National Association of Broadcasters, which has considerable clout in Congress.

“The history of antitrust law demonstrates that two hotly competitive companies will promise anything to become a monopoly,” said Dennis Wharton, executive vice president of the National Association of Broadcasters. “Policy makers should not be hoodwinked by today’s announcement, since nothing is stopping either XM or Sirius from individually offering consumers a more affordable choice in limited program packages.”

The merger’s architect, Mel Karmazin, has responded that the relevant market for the services offered by the two satellite radio companies includes all terrestrial broadcasters, Internet radio and other popular listening devices, including iPods and portable music players.

“It’s hard to imagine how two companies with a combined audience of 3.4 percent of the nationwide audience could harm competition,” said Mr. Karmazin, the chief executive of Sirius, at an appearance at the National Press Club in Washington on Monday where he announced the pricing plans. “The market is brimming with competition and would remain robust after a merger.”

Mr. Karmazin said that the companies, which have never made a profit, were unable to offer à la carte plans if they did not merge because it would be too expensive. But he said that the merger would result in hundreds of millions of dollars in annual savings, much of which could be passed on to consumers. And he said that the plans were aimed at significantly increasing the number of subscribers. The companies have 14 million subscribers.

In an interview, Mr. Karmazin said he did not know how long the rates would stay in effect and that he did not have “an end date or a predetermined time” in mind.

“My hope is we would be able to offer it forever,” he said.

He said that the merged company would consider offering some kind of rebate to customers who have to replace their radios to get the à la carte service. The new radios are expected to be in the same price range as those now being sold, he said.

Sirius-XM Radio Would Offer A La Carte Pricing (Update 3)

Dow Jones

Corey Boles

23 July 2007

WASHINGTON (Dow Jones)—A merged Sirius Satellite Radio Inc. (SIRI) and XM Satellite Radio Holdings Inc. (XMSR) would offer so-called a la carte pricing options, with packages starting as low as $6.99 a month, the companies said Monday.

In a statement, the rivals fleshed out the details of what choices subscribers would have if the federal government allows them to complete their tie-up.

Listeners could choose from a package of 50 radio channels for $6.99 a month, compared with the current standard rate of $12.95 a month. They also could opt for a 100-channel package that includes selected channels from the other service’s range for $14.99 a month. “This is the first time that any subscription entertainment company has ever offered a la carte programming,” said Mel Karmazin, Sirius’s chief executive, in a speech at the National Press Club in Washington.

The National Association of Broadcasters, a fierce critic of the deal, said that in order to benefit from Monday’s announcement, customers would have to go out and buy a new radio, as existing ones wouldn’t allow the a la carte option.

Later in an interview, Karmazin said that he expected the a la carte option would most likely appeal to potential new customers rather than to existing ones.

He acknowledged that customers would have to buy a new one, but said that the average price of a satellite radio receiver was less than $100. It was possible that the merged company would offer some sort of incentives to existing subscribers, Karmazin said, but he said details hadn’t been finalized at this stage.

A so-called ‘Family-Friendly’ tier, which would enable listeners to block out channels they found offensive, would be offered as well. The companies say this option would cost $1 less a month than the standard $12.95 monthly charge.

The companies are trying to win regulators’ approval for their merger, announced in February. In order for the deal to proceed, both the Department of Justice’s antitrust division and the Federal Communications Commission must approve it.

The all-stock deal would value the combined company at around $9.3 billion, excluding debt, based on the companies’ current share prices.

Monday’s pledges clearly are aimed at the FCC, whose chairman, Kevin Martin has long been a proponent of both a la carte programming and cleaning up the airwaves.

They likely would do little to affect Justice Department lawyers, whose analysis of the deal will be from a purely competition point of view.

In his remarks at the Press Club, Karmazin dismissed the notion that a merged satellite radio company would pose any threat to competition.

“It’s hard to understand how a merger of two companies with a combined 3.4% market share of the nationwide audience could be seen as being anticompetitive,” he said. “Terrestrial radio is still the 800 pound gorilla in the audio entertainment market.”

The companies had already indicated they would offer some form of a la carte pricing and discounts to customers who didn’t want to receive channels they found offensive.

Both at a congressional hearing and in a subsequent filing to the FCC, general promises were made.

But this is the first time that specific details regarding prices and numbers of channels have been released. “These are cosmetic pledges aimed at the FCC’s Martin,” said one Washington-based antitrust lawyer, who didn’t want to be named. “DOJ lawyers don’t care about this kind of stuff - they only care about the impact of the merger on competition.”

Martin has been trying to push the cable companies to offer a la carte programming for years, a move they have fiercely resisted. It has also been a key priority of his to cut down on the violence and indecency broadcast on television, a campaign for which he’s had limited success.

The companies said that if customers chose the $6.99 a la carte model, they would be able to add channels on an individual basis for 25 cents each.

Because the two companies’ systems are technologically incompatible, the plan is to maintain two separate radio systems in the immediate aftermath of the merger.

But, on Monday, the statement said that listeners of one radio would be able to choose from a selection of the best of the other radio’s programming.

Since the merger was announced, a long line of religious and minority groups have come forward and indicated their support for it.

This is likely due to the fact that given the large number of stations on satellite radio, they find it easier to get on the airwaves than they do over traditional radio.

Traditional radio broadcasters have argued that they don’t actively compete with satellite radio, because it is broadcast nationally and operates on a fee-based model.

But Karmazin pointed to regulatory filings from most major radio broadcasting companies which recognize the challenge from satellite radio.

This is a key plank to Sirius and XM’s argument: that they compete with the range of audio entertainment and not just with each other.

Several lawmakers have come out against the merger as well, urging both the FCC and the DOJ to reject it. Shares of Sirius were recently up 6 cents, or 1.9%, to $3.18, while XM’s stock lost 6 cents, or 0.5%, to $12.59.

Sirius, XM Offer Plan to Let Users Choose Channels (Update 3)

Bloomberg

Christopher Stern

23 July 2007

July 23 (Bloomberg) — Sirius Satellite Radio Inc. Chief Executive Officer Mel Karmazin offered to provide “a la carte” programming at a reduced cost, a move that may help Sirius win regulatory approval to acquire XM Satellite Radio Holdings Inc.

Customers will have a choice of eight programming packages, including an option of 50 individually chosen channels from one service for $6.99 a month, Karmazin said in a speech today in Washington. XM and Sirius now charge $12.95 a month.

Sirius and XM, the only two satellite radio companies in the U.S., plan to submit their a la carte plan to the U.S. Federal Communications Commission tomorrow. The FCC and Justice Department are reviewing the $3.23 billion merger. The companies would have to develop radios that can accept both signals.

“This is the first time that anyone in subscription entertainment has offered a la carte programming,” Karmazin said in a speech to the National Press Club. The companies hope to complete the purchase by year-end.

FCC Chairman Kevin Martin has been pushing cable companies and the satellite radio industry to offer consumers the choice of buying individual channels on an a la carte basis.

Shares of New York-based Sirius rose 9 cents to $3.21 at 4 p.m. New York time in Nasdaq Stock Market trading. Washington- based XM fell 10 cents to $12.55. Sirius has declined 9.3 percent this year while XM has fallen 13 percent.

Opposition

Traditional radio broadcasters continue to oppose the deal.

“Policy makers should not be hoodwinked by today’s announcement, since nothing is stopping either XM or Sirius from individually offering consumers a more affordable choice in limited program packages,” Dennis Wharton, spokesman for the National Association of Broadcasters, said in a statement. The deal should be “summarily rejected,” he said.

To use the a la carte option, customers would need new radios. Karmazin said the goal is to make the radios available within a year after gaining regulatory approval to combine the companies.

Karmazin also said the companies would offer a family friendly package for $11.95 a month. The package, which excludes adult-themed programming, would consist of 160 channels. The companies didn’t say which channels would be included.

Under another option, consumers would be offered packages that are mostly music channels or mostly news. Each package would cost $9.99.

Subscribers to the 50-channel offering for $6.99 a month would be able to add channels for 25 cents each, Karmazin said.

Customers also would have the option of choosing a total of 100 channels from both services for $14.99 a month.

XM agreed to combine with Sirius in a stock-swap transaction in February. Under the terms, Sirius would exchange 4.6 of its shares for each share of XM.

XM, Sirius offer a la carte options

Satellite radio trying to appease regulators

Variety

Posted: Mon., Jul. 23, 2007, 6:51pm PT – By William Tripplett

Satellite radio companies XM and Sirius took a bold step toward trying to appease regulators, unveiling plans Monday to offer fully a la carte subscription options — including a credit for blocking unwanted content — that will become available should the proposed merger of the world’s only two satcasters be approved.

Speaking at a National Press Club luncheon Monday, Sirius topper Mel Karmazin called the options a first. While some cable TV companies have offered so-called family friendly subscription packages, cablers and satellite TV operators have claimed that fully a la carte subs, in which consumers pick only the channels they want, are economically unfeasible.

Federal Communications Commission chairman Kevin J. Martin is a strong advocate of a la carte subs, as are some key members of Congress. Both the FCC and Congress have cast critical eyes on the proposed merger, which the FCC and the Dept. of Justice are reviewing.

Karmazin outlined eight different subscription models that will be available, two of which will allow consumers to specify what channels they want to receive.

In the first a la carte model, subscribers can choose 50 channels from either 100 Sirius channels or 100 XM channels for a monthly rate of $6.99. Currently, the rate for receiving all channels from either service is $12.95.

In the second, listeners can pick a total 100 channels from Sirius and XM programming for $14.99. Right now, listening to both services requires a separate radio for each plus a subscription to each. Two subs alone cost $25.90.

Also available will be a family friendly option, which will allow blocking of adult-oriented channels and will cost $11.95, reflecting a $1 credit against the normal $12.95 rate. “That way, people who don’t want to subsidize those channels won’t have to,” Karmazin said.

The most expensive option would be receiving all channels from one service plus “select” channels from the other, for a monthly charge of $16.99. Subscribers could also choose from two other options — one offering primarily music, the other primarily news, sports and talk.

Current subscribers who want to continue with their existing service will be able to as well at no extra charge.

New radios would be required for only the two fully a la carte options, Karmazin said, adding that the price of the equipment would be “comparable” to prices of radios already on the market. Existing radios would be able to receive all other subscription deals.

Karmazin framed the new subs as a follow-through on promises he made earlier this year that the merger would benefit consumers. A major regulatory hurdle is having to show that the merger will be in the public interest. Karmazin said the new options demonstrate it will be.

The other hurdle is showing the merger will not be anti-competitive. Karmazin used his speech to emphasize that the market for audio entertainment is large and diverse, and that satellite radio is but one among many competitors, including terrestrial radio (230 million listeners), iPod/mp3 players (116 million) and Internet radio (72 million). XM and Sirius combined have 14 million, or 3.4% of the radio listening audience, he said.

“Terrestrial radio is still the 800-pound gorilla,” Karmazin said.

Critics of the merger, particularly the National Assn. of Broadcasters, have contended satellite radio is a market unto itself and the merger should therefore be prevented to avoid creating a monopoly. NAB also issued a quick response to the new subscription options, stating:

“Policymakers should not be hoodwinked by today’s announcement, since nothing is stopping either XM or Sirius from individually offering consumers a more affordable choice in limited program packages.”

Asked Karmazin, “Do you believe what NAB says when its agenda is to block the merger, or when they are filing comments with the FCC?” Karmazin noted that Clear Channel execs as well as NAB prexy David Rehr himself have referred to satellite radio as competitors in a vast audio market when the issue of loosening ownership rules arises.

Afterward, in an interview with Daily Variety, Karmazin and XM chairman Gary Parsons said they had no projections of listener growth that would result from the new options, assuming the merger is approved, but Karmazin said he expects the $6.99 option to “drive significant numbers of new subscriptions.”

Associated Press (Newsday.com)

XM-Sirius in New Pitch for Merger

By John Dunbar

July 23, 2007

WASHINGTON (AP) - Executives at the nation’s two satellite radio companies released details of pricing plans Monday that would allow customers to choose which channels they want to receive if the two firms are permitted to merge.

XM Satellite Radio and Sirius Satellite Radio announced the merger, then valued at $4.7 billion, last February. The combination of these two companies requires approval from antitrust regulators and the Federal Communications Commission.

The pricing plans announced Monday range from $6.99 per month for 50 channels from one company to $16.99 per month where customers could keep their existing service, plus “choose from the best” of channels that are offered on the other service.

That means a customer could listen to Major League Baseball games on XM and tune in to National Football League games on Sirius on the same radio.

Currently, the price of a monthly subscription for both companies is $12.95 and there is no channel choice, or “a la carte” option.

“The efficiencies of this merger will allow the combined companies to save hundreds of millions of dollars a year and give us the opportunity to increase the number of programming options available to subscribers,” said Sirius CEO Mel Karmazin Sirius in a press release.

Sirius and XM also said that subscribers would be able to receive programming from both services on their existing radios following a merger.

A combination of Sirius and XM faces steep regulatory challenges, however. When the companies received their licenses from the FCC to begin offering subscription radio service via satellite, they agreed not to merge.

Since then, they argue, the market for audio entertainment has broadened with the addition of new digital radio and downloadable music on portable devices like iPods.

Consumer groups and the National Association of Broadcasters oppose the proposed merger. The two companies hope to close the deal later this year.

A La Carte Packages Could Help Sirius-XM Merger

By Amy Gilroy — TWICE, 7/23/2007 1:19:00 PM

New York — Analysts said the a la carte programming announced July 23 by Sirius and XM in the event of a merger, could help the merger gain regulatory approve by the Federal Communications Commission (FCC).

Early on Monday, XM and Sirius said the merged company would offer consumers a basic package of 50 channels for as low as $6.99, which is almost half the price of the current $12.99 monthly fee charged by each service independently

David Bank of RBC Capital Markets said “the probability of a merger increases as [XM and Sirius] appear willing to quantify concessions to the FCC” in the form of both a la carte pricing and family-aimed program packages.

Analyst April Horace of Janco Partners, said of the announcement, “It clearly has all the right buzz words. The FCC is very focused on a la carte … One thing the FCC chairman Kevin Martin has been focused on in the cable TV industry is a la carte programming as a way to offer consumers more choice. So clearly, they are using the right buzz words.”

XM and Sirius said they hope the a la carte options starting at $6.99 per month, almost half the price of a current subscription, will demonstrate a merger would be in the public interest and help the merger win federal approval.

On the heels of the announcement today, Sirius CEO Mel Karmazin told the National Press Club that the a la carte programming option would mark the first time any company offered a la carte choice in subscription entertainment.

The eight programming options are as follows:

1. An a la carte choice of 50 channels, selected by the user via the Internet from a pool of either most XM or most Sirius stations. Other channels may be added for 25 cents and some premium channels will be offered at $3 to $6. It is not yet clear if Howard Stern programming is part of the a la carte menu. This selection will require the purchase of a new satellite radio receiver at prices comparable to today’s receivers.

2. A second a la carte choice of 100 mixed XM and Sirius channels at $14.99 per month. This would also require a new receiver.

The remaining choices do not require a new receiver:

3. A family-friendly package this is offered by one service (either XM or Sirius) at $11.99 that includes the best of family aimed programming from that service.

4. A family-friendly package that includes the best family programming from one service but also adds some programming from the “other” service at $14.99.

5. A plan which includes every channel from one of the services plus select channels from the other service at $16.99.

6. A mostly music package from one service that offers mainly commercial-free music programming at $9.99.

7. A mostly news, talk and sports package from one service at $9.99.

8. The user can elect to keep his current XM or Sirius package at the current $12.95 per month.

Click here for additional programming details.

The National Association of Broadcasters issued a statement in response to the a la carte announcement, claiming, “Policymakers should not be hoodwinked by today’s announcement, since nothing is stopping either XM or Sirius from individually offering consumers a more affordable choice in limited program packages.”

Karmazin told the National Press Club that the a la carte packages would be offered only in the event of a Sirius-XM merger as the cost savings from the merger would permit the choices.

XM, Sirius plan a la carte offerings

By Laura Petrecca, USA TODAY

If the pending acquisition of XM Satellite Radio (XMSR) by rival Sirius Satellite Radio (SIRI) goes through, customers will be able to buy channels a la carte or buy content-specific bundles such as a “mostly music” or “news, sports and talk” programs, the companies said Monday.

The announcement comes as the two await regulatory approval for their deal. On Monday, XM Chairman Gary Parsons said the $4.7 billion sale should close this year.

Yet, the deal still has significant hurdles to clear. The companies must convince the Justice Department that it is not anti-competitive and the Federal Communications Commission that the combination would be in the public interest.

Sirius CEO Mel Karmazin said the new channel packages show that combining the services would benefit consumers because they offer “more choices and lower prices.”

Currently, XM and Sirius each charge a flat subscription fee of $12.95 a month for service, and neither lets subscribers pick individual channels a la carte.

The promised additional post-acquisition subscription options range from $6.99 to $16.99 a month, with add-ons as low as 25 cents per channel.

Offerings by the combined company would include:

•A $6.99 a la carte package with 50 stations from those offered by either XM or Sirius, plus additional non-premium stations from that service at 25 cents each. Premium programming, however, such as pro sports or Howard Stern’s show, would cost more.

•A second a la carte plan that would let customers pick 100 channels, mostly from one service, plus a selection of “best of” channels from the other, for $14.99.

•A content-specific package, such as “mostly music” or “news, talk and sports,” for $9.99.

Existing satellite radios could accommodate six of the eight new packages being offered. But consumers who want to purchase one of the two a la carte options would have to buy a new receiver.

Karmazin says the company will promote the new package choices at retail outlets, as well as with detailed information on each of their websites.

He doesn’t think that all the new choices will be confusing for consumers.

“People go to Starbucks, and they don’t have just one choice of coffee — and they do that on a daily basis,” he says.

Like Starbucks, he says, “We’ll have a menu that is very clear. We think the alternative of just having one choice isn’t as good as giving the consumer the choice they want.”

Is A La Carte The Answer For Satellite Radio?

Ruthie Ackerman, 07.23.07, 8:32 PM ET

Forbes.com

Sirius Satellite Radio and XM Satellite Radio Holdings are hungry for your business – and for regulatory approval for their merger. To prove it, they announced on Monday that the combined company will offer an a la carte special that will allow consumers to pick and choose up to 50 channels for as little as $6.99 a month.

Sirius (nasdaq: SIRI - news - people ) announced in February plans to buy its sole competitor XM (nasdaq: XMSR - news - people ) for $4.7 billion, sparking concerns about a monopoly. (See: “ FCC Chief Cautions On Satellite Merger”) The Federal Communications Commission should decide whether to approve the deal by the end of this year or early 2008. (See: “ Karmazin Finds the Right Wavelength”)

Consumer groups fear they’ll get gouged on subscriptions and other fees. But Mel Karmazin, Sirius’s chief executive officer, has guaranteed subscription fees would remain the same.

The a la carte menu seems to be the companies’ olive branch — an attempt to prove good will in a market that doesn’t seem inclined to believe in pure intentions.

Within a year following the merger, the company will offer two options: one will allow subscribers to choose 50 channels for $6.99 and add on channels for 25 cents each; the other will allow subscribers to choose 100 channels, with Sirius customers able to choose a limited number of XM channels and vice versa for XM customers. The company eventually plans to offer eight plans costing up to $16.99 a month, including two family friendly options. Currently, the companies’ plans cost between $12.95 and $25.90 a month.

At the lower end of the spectrum, the $6.99 price tag is a 46% discount from the current standard subscription rate. “The a la carte options and other packages unveiled today demonstrate that consumers will be the beneficiaries of this merger,” said Karmazin. “The efficiencies of the merger will allow the combined companies to save hundreds of millions of dollars a year and give us the opportunity to increase the number of programming options available to subscribers.”

William Kidd, a Wedbush Morgan Securities analyst, said that he thinks the new a la carte options are a positive step for the regulatory process, but that the merger has only a modest chance of gaining federal approval. “The stock would be trading at a premium to where it was prior to when the deal was announced if people thought the deal had a chance of being approved,” Kidd said. “So you could look at the stock price as a sign that it is clear that no one thinks it will be approved and this is a small step in increasing that confidence.”

Sirius shares gained 2.9%, or 9 cents, to close at $3.21 on Monday, 49 cents below the closing price of $3.70 three days before the company announced the merger. XM shares fell 0.8%, or 10 cents, to $12.55 at the close on Monday, $1.43 below its Feb. 16 closing price.

Gary Parsons, chairman of XM Satellite Radio, said that the a la carte programming is part of the company’s promise to deliver more choices and lower prices to consumers. “In our filing tomorrow with the FCC, we will offer detailed plans regarding how we will achieve those goals,” Parsons said. “These plans will further demonstrate why this merger is overwhelmingly good for consumers and in the public interest.”

One concern Kidd says investors have is that the a la carte menu doesn’t work the way a typical a la carte system works, where the subscriber picks and chooses channels that fit their needs. With the 100 channel option, for example, “You’d assume all the channels are available and you can pick what you want and you pay for a package based on your needs,” he said. “This is quite different; if you’re an XM subscriber you really only get to choose 100 XM channels plus you get to pick from 10 Sirius channels. We can say the company is trying to think in consumer-friendly ways which is positive, but in terms of what a la carte means and what content is available, I don’t think it’s what anyone imagined.”

The important thing to consider, Kidd said, is that they’re offering the consumer the chance to pay less. But on a go-forward basis it’s still a big uncertainty for regulators.

“When you’re creating a monopoly you’re not concerned so much where the prices are the first day, but where they’ll be in 10 years,” Kidd said. “I think a lot of the theoretical merger benefit, at least according to us, is once current contracts expire with automakers and major league baseball teams, the merged company will seek to strike better deals. I think that improvement in bargaining power that stems from the absence of competition still has to be a concern.”

Peck Predicts Pending Satellite Merge Will Be Approved

Radio Ink – July 17, 2007

Analyst Robert Peck of Bear Stearns is predicting the pending merger of Sirius and XM Satellite Radio will be approved.

Peck elaborates on why he’s thinking the merge will happen, saying that “during the past 30+ days since the FCC ‘clock’ started, a number of entities have filed their comments both for and against the proposed merger. In reviewing the petitions to deny, we did not find any significant issues that had not been raised earlier during the congressional hearings or the FCC process.”

Peck continues, writing that we should “expect the companies to go beyond just rebuttal and discussion on competition” as the “XM/Sirius reply likely will contain concrete proposals on public benefits.

“In their response, we believe XM/Sirius will not only rebut the arguments raised by the entities petitioning against the merger, but likely will go beyond just discussing the competition in the audio market. We expect the companies to go into more detail about their proposals regarding a la carte, price guarantees, block and rebate, reduced pricing for basic packages, as well as pricing for the ‘best of both’ drawing regulatory focus towards the tangible consumer benefits that will arise from the merger.

“We believe the merger likely will be approved on merits. There has been a lot of debate on whether the proposed merger between XM and Sirius would be allowed to proceed by the DOJ/FTC and the FCC. After attending several congressional hearings, reviewing recent FCC filings, speaking with various legal and political contacts, and working through the merits of the merger proposal, we believe the proposed merger is likely to pass regulatory hurdles with appropriate concessions. We underscore though, if political forces are more powerful than the merits of the deal, the outcome may be different. However, our sense is that the deal will be judged on merits and is therefore likely to pass. Our opinion is in fact a vote of confidence in the FCC and DOJ, who we believe will base their decisions on what’s best for consumers and the American public.”

Approve the Sirius/XM merger

The Washington Times – July 26, 2007 (Editorial)

http://washingtontimes.com/article/20070726/EDITORIAL/107260014/1013/editorial

If we thought that the nation’s two satellite-radio services — Sirius and XM — would each become a long-term going concern in the foreseeable future, we would be at the front of the line opposing their merger. If there were any evidence suggesting that Sirius and XM’s respective losses of $1.1 billion and $732 million last year would soon evolve into respectable profits, we would oppose their merger. If there were evidence indicating that their separate operations, which so far have generated cumulative cash-flow deficits totaling $10 billion, would eventually produce positive cash flows within a reasonable period of time (even if losses continued), we would oppose their merger. If their combined share of the radio-listening market were 34 percent rather than the 3.4 percent it actually is, we would oppose their merger. If the combined 2006 broadcasting revenues of XM and Sirius were 27 percent of the revenues captured by commercial terrestrial (AM/FM) radio broadcasters rather than the 7 percent that they actually are, then we would oppose an XM-Sirius merger.

But not a single one of these anti-merger reasons exists. Sirius and XM continue to hemorrhage cash and generate losses at rates that raise serious concerns about their long-term viability. Their combined market share hardly represents a current threat to the 12,500 terrestrial radio stations, whose politically powerful lobbying arm, the National Association of Broadcasters (NAB), is becoming apocalyptic over the proposed satellite-radio merger.

If the NAB were so concerned about maximizing competition, it would not be in the business of relentlessly lobbying the Federal Communications Commission (FCC) to increase the number of terrestrial radio stations that a single firm can own in a single market. Moreover, if the NAB were not concerned that the merged operations of Sirius and XM might provide a legitimate competitive threat to terrestrial radio in the distant future, it would not be interested in the least about a merger in the satellite-radio industry. In fact, the NAB is quite happy with the status quo, which includes two loss-producing satellite-radio firms facing the real prospect of going out of business because the high-cost structure each faces prevents them from reaping the benefits from the economies of scale that merged operations could exploit. Consumers would benefit from the competition that a viable satellite-radio concern could provide the entrenched terrestrial radio industry and the rapidly expanding operations of Internet radio

For consumers, who now pay $12.95 per month for either Sirius or XM, the merger would significantly increase the odds that satellite radio would become a viable long-term concern. Some of those benefits were revealed this week. On Monday Sirius chief executive Mel Karmazin unveiled several a la carte pricing and program options that consumers could select from the merged operations. Currently, XM has exclusive satellite-radio rights for Major League Baseball and the National Hockey League, while Sirius offers the National Football League and the National Basketball Association. Sports fans could buy a package that would include all leagues for $14.99 per month. Another package would allow consumers to select 50 nonpremium channels for $6.99 per month. A “family package” would also be available.

The Good Word - Via Satellite

New York Post

By Edward Cardinal Egan

July 20, 2007

At a recent West Coast dinner held on be half of Catholic University, a man approached me to remark on the extraordinary breadth and depth of programming he heard day after day on The Catholic Channel on Sirius Satellite Radio. He and his wife never miss my weekly program, he told me; they enjoy listening to the various hosts discuss the world around them from a Catholic point of view.

A bishop, an old friend who leads a diocese outside of New York, wrote me to say that he thinks The Catholic Channel is exactly what the church needs to communicate with people about what the church is and what it teaches. Another friend, a Jewish woman from New York, told me that she’d been listening to The Catholic Channel and was struck by how much common ground our faiths share.

The influence that the channel already has achieved was also driven home a few days ago, when a first-time visitor to the Cathedral of Saint Patrick asked an usher, “When is Monsignor Ritchie saying Mass today? I heard him on Sirius . . .”

Spreading the Good News is a primary mission of the church. As Pope Benedict XVI stated in this year’s World Communications Day message, “Above all, the church desires to share a vision of human dignity that is central to all worthy human communication.” This is what we’re trying to achieve each day with The Catholic Channel.

The Catholic Church has always sought a variety of ways to communicate with the faithful. Conventional media have long made a place for religious viewpoints, but it is increasingly limited (and this publication is no exception). Radio has historically provided a forum for religious programming—but the more recent homogenization of content has largely left religious content at the outskirts.

This is why the Archdiocese of New York quickly and enthusiastically responded to Sirius’ invitation to launch The Catholic Channel. And this brings me to a topic that’s far from the usual fodder for those of us called to serve the church: the proposed merger between Sirius and XM Satellite Radio.

In Washington and elsewhere, many people much more expert than I in these matters are working diligently to examine the merger. From my perspective, however, it offers a unique opportunity to extend the reach and breadth of religious programming. It is also an unmatched opportunity to strengthen this new medium and position satellite radio to compete with the ever-growing list of audio entertainment providers.

Every day, The Catholic Channel reaches across the country and provides an opportunity for Catholics and people of faith to feel more connected to their God. Nor is it the only religious programming on satellite radio.

Both Sirius and XM offer a range of religious shows and channels - and they’ve promised to offer consumers more choice at lower prices after the merger. Service offerings that let subscribers pay less would permit even more Americans to experience satellite radio.

Moreover, the companies have promised that a key component of the merger will include the ability to block channels that some listeners may find offensive and the merged entity will offer a rebate for those channels as well.

As my bishop friend so accurately observed in his brief note to me, The Catholic Channel and Sirius Satellite Radio present a unique opportunity for the church to speak with people – Catholic and non-Catholic alike. I would urge all those who are considering the Sirius-XM merger to see to it that this dialogue of faith can continue.

Edward Cardinal Egan is the archbishop of New York.

XM-Sirius Deal Receives Church’s Blessing

WSJ: Deal Journal

July 20, 2007

Posted by Dennis K. Berman

It is still unclear how Washington will view the proposed coupling of satellite-radio operators XM and Sirius.

New York Archbishop Edward Cardinal Egan, however, is throwing his support behind the deal, saying in a New York Post commentary that it will help “the dialogue of faith continue.”

Indeed, both XM and Sirius have opened up their offerings to a range of religious programming, with each carrying three separate Christian channels. One of those is The Catholic Channel, programmed in conjunction with Cardinal Egan’s own Archdiocese. (Never mind that Sirius also carries the less-than-pious Howard Stern.)

Cardinal Egan is just one of many well-known people who have thrown public support behind the deal and who also have programming relationships with one of the two companies. The list includes Steven Van Zandt, who produces Sirius shows including one called Underground Garage and Robert Finkelstein, who heads Frank Sinatra Enterprises, which began a Sinatra channel on Sirius in 2006.

As Cardinal Egan sees it, the merger will “offer consumers more choice at lower prices.” He goes on to say that “it would permit even more Americans to experience satellite radio.”

He also liked the idea that the merger would bring about technological changes that would offer listeners “the ability to block channels that some listeners may find offensive.”

Yea Chorus on XM-Sirius Grows

WSJ’s Deal Journal

July 17, 2007, 11:23 am

Posted by Dana Cimilluca

The number of XM-Sirius Yea-sayers is increasing by the day.

A group of Bear Stearns analysts led by Robert Peck has become at least the second group of researchers in less than a month to make a prediction that until recently few dared to venture. Peck & Co. predicts the much-doubted proposed merger between Sirius Satellite Radio and XM Satellite Radio Holdings will pass muster with regulators after all. (Before the deal can go through it must be approved by the U.S. Justice Department and Federal Communications Commission.) Late last month, Merrill Lynch predicted in a research report that regulators would turn away anticompetitive gripes by terrestrial radio competitors. Merrill put the odds of approval at 60%.

The cause of Peck’s enthusiasm? “After attending several congressional hearings, reviewing recent FCC filings, speaking with various legal and political contacts, and working through the merits of the merger proposal, we believe the proposed merger is likely to pass regulatory hurdles with appropriate concessions,” he writes in a report distributed today. He predicts that the companies will bolster their case by going into more detail that they have in the past on price breaks they would offer customers as a combined company.

Shareholders of both companies seem to want the deal to pass because of the opportunities for cost cutting and increased efficiency it promises. They seem to be warming to Bear’s and Merrill’s case. As the tide of previously strong antiapproval sentiment has turned in the past couple months, XM stock is up about 20%, while Sirius has risen roughly 17%.

In addition, the “A La Carte” page of the updated internet website also contains links to the following materials included on the internet website:

Summary of XM Post-Merger Channel Line Up Proposal

OFFERING	# CHANNELS	MONTHLY PRICE: CURRENT	MONTHLY PRICE: POST-MERGER
XM Everything**	Approx. 170	$12.95	$12.95
A La Carte I*	Pick Your Own 50 from all but Premium (Optional: Add a Channel @$.25 each; Add Super Premium Packages @ $3.00 or $6.00 each)	$12.95	Starting at $6.99
A La Carte II*	Pick Your Own 100 (including some best of Sirius)	$25.90***	$14.99
XM Everything & Select Sirius**	Approx. 180	$25.90***	$16.99
Family Friendly & Select Sirius	Approx. 170	$25.90***	$14.99
Family Friendly	Approx. 160	$12.95	$11.95
Mostly Music Commercial Free Music (58) More Music (5) Kids (2) Religion (1) Emergency & Weather (1)	Approx. 65	$12.95	$9.99
News, Sports & Talk News (12) Sports (10) Kids (2) Talk and Entertainment (15) Traffic, Weather and Alerts (21) Religion (1) Emergency & Weather (1)	Approx. 60	$12.95	$9.99

All content is subject to change from time to time due to contractual relationships with third-party providers and for other reasons.

*Available only for subscribers using next generation receivers who select channels via the Internet.

**Consumers may block adult-themed content. Consumers who elect to block adult-themed content will be provided a monthly credit.

***Currently requires two subscriptions.

NATIONAL PRESS CLUB LUNCHEON SPEECH

MEL KARMAZIN, CEO, SIRIUS SATELLITE RADIO

POTENTIAL MERGER OF SIRIUS SATELLITE RADIO AND XM SATELLITE RADIO

NATIONAL PRESS CLUB

WASHINGTON, D.C.

MONDAY, JULY 23, 2007

MR. ZREMSKI: (Sounds gavel.) Good afternoon, and welcome to the National Press Club. My name is Jerry Zremski and the Washington bureau chief for the Buffalo News and president of the National Press Club.

I’d like to welcome club members and their guests who are here with us today, as well as the audience that’s watching on C-SPAN. We’re looking forward to today’s speech and afterwards, I will ask as many questions as time permits. Please hold your applause during the speech so that we have as much time for questions as possible. For our broadcast audience, I’d like to explain that if you hear applause during the speech, it may be from the guests and members of the general public, and not necessarily from members of the working press. I’d now like to introduce our head table guests and ask them to stand briefly when their names are called. From your right: Ken Mellgren, AP Broadcast affiliate relations managers, head of the Radio and TV Museum in Bowie, Maryland and a member of the Press Club’s Broadcast Committee; Heather Forsgren Weaver, manager editor of Satellite Week and satellite beat reporter for Communications Daily; David Johnson of Scripts-Howard News Service chief technology officer and a member of the Press Club’s Broadcast and New Media Committees; Chris Stern, media reporter for Bloomberg; Richard Wiley, partner in Wiley Rein LLP and a former Federal Communications Commission chairman and guest of the speaker; Sarah Williams, a Voice of America news anchor and a producer of the Press Club’s XM radio broadcasts; Gary Parsons, chairman of the board of XM Satellite Radio and a guest of the speaker.

Skipping over the podium: Angela Greiling Keane of Bloomberg News, the chair of the NPC’s Speaker’s Committee. Skipping over our speaker: Ron Besance (sp) of Kuwait News Agency and the Speakers Committee member who organized today’s event; Joele Frank, manager partner in Joele Frank, Wilkinson Brimmer Katcher and a guest of the speaker; Jamila Bey, freelance radio reporter and a member of the Press Club Young Members Committee and our professional development committee; Marilou Donahue, producer, editor of Artistically Speaking; Keith Hill, editor, write with BNA and vice chairman of the Press Club Board of Governors; and Sam Holt, former head of programming at both National Public Radio and the Public Broadcasting System, former senior vice president for content at WorldSpace — the first satellite radio company — and a member of the Press Club Broadcast Committee. (Applause.)

Our speaker today has reshaped the American radio industry and he’s not done yet. If SIRIUS Satellite Radio CEO Mel Karmazin gets his way, the two giants of satellite radio, SIRIUS and XM, will soon be one. That’s a monumental change and it’s the sort of thing Karmazin has specialized in throughout his career.

In the early 1980s, radio was largely a local enterprise, but then Karmazin took the helm of Infinity Broadcasting. Over the next few years he built Infinity into a 180 station (BMS ?), that alone with its rival, Clear Channel Communications, came to dominate the industry. Infinity came to dominate in part because of Karmazin’s decision to hire a controversial New York DJ who had been fired by his previous employer for his vulgar on-the-air rants. That shock jock’s name was Howard Stern and the rest is radio history.

But Mel Karmazin is much more than the man that made Howard Stern famous. After Westinghouse bought Infinity, Karmazin became head of CBS Radio. And when Viacom bought CBS, Karmazin became president and chief operating officer of Viacom, suddenly the second largest entertainment company in the world. Karmazin left Viacom for personal and professional reasons in June 2004, and five months later he was named CEO of SIRIUS — one of two pioneers in the fledgling satellite radio business. And before long he proved that he was, well, serious about it — signing Howard Stern to a multimillion-dollar contract.

Back then, Karmazin saw the satellite radio industry a little differently than he sees it today. Calling SIRIUS and XM the Coke and Pepsi of the business, he said, “It’s a big market. Both companies will be very successful.” Now, though, Karmazin wants those two companies to merge and not everyone is thrilled about that prospect. The National Association of Broadcasters has joined with consumer groups to ask federal regulators to stop the merger, saying it will create a satellite radio monopoly. But Karmazin stresses that there will still be extraordinary competition in the radio business, even if the merger goes forward.

Karmazin, who would head the newly merged company, told Congress that the merger would be in the best interest of consumers because it would give them more radio choices at lower prices than they have today. Karmazin is here with us today to tell us more about the merger.

Ladies and gentlemen, please join me in welcoming Mel Karmazin to the National Press Club. (Applause.)

MR. KARMAZIN: Thank you very much.

So first of all, thank you very much. There are a couple of things I feel a responsibility to get the record straight on. I did not hire Howard Stern. Howard Stern was at SIRIUS before I got here. And as a matter of fact, it was SIRIUS’ decision to hire Howard Stern that made me believe how serious they were and I joined probably, you know, as a result of that.

I really would like to thank you all for being here. And thank you, Jerry, for the opportunity that you’re giving me. I’d also like to acknowledge, because I see him looking at me, former chairman of the FCC, Jim Quello, who’s in the room, as well as Senator Laxalt, who is in the room. And thank you both for joining us today.

I’m also, you know, delighted to be here with Gary Parsons, chairman of XM Radio. And thanks to members of the National Press Club for giving me the invitation to speak to you today.

I know there has been a great tradition in using this prestigious platform to speak on important matters. And we have some important matters that we are undertaking today. And we have a groundbreaking announcement that we can think of no better place to make than here at the National Press Club.

In keeping with my long service in radio, I’d like to give you the headline right on the top: We plan to use the synergies of this merger to bring a la carte programming to satellite radio — to give consumers the power to choose satellite radio packages, channel by channel, to suit their tastes and their budgets. This is the first time that anyone in subscription entertainment has ever offered a la carte programming. Gary and I are excited to bring this unprecedented benefit to American consumers. We said, when we announced our merger, that we would provide more choices and lower prices than ever before, and that’s what we’re going to do.

After the merger, here’s how they will work: SIRIUS and XM will each offer an a la carte package. A la carte number one: For $6.99 per month — that’s 46 percent lower than the only package that exists today. So the idea of lower prices is clearly presented here when we’re committed to offer a package at $6.99 as compared to the 12.95 (dollars) today. Consumers will choose the 50 channels they want from a universe of more than 100 music, sports, news, talk and entertainment channels. Listeners will also have the option of purchasing additional channels for as little as 25 cents each, but no one — no one who selects this package will pay more than the $12.95 that they pay today.

We will offer also a second a la carte package, a la carte two, at $14.99 featuring the best of both services. Consumers subscribing to this package will choose from 100 channels from a large pool, including the premium channels on one service, plus the best programming from the other service. To get this program from both companies today you would have to pay $25.90 for the two subscriptions and pay for two radios. So consumers will once again see a major price reduction. We also plan to offer six other packages of programming, including two new family-friendly packages, and I’ll describe these a little bit later. Anyone choosing one of the family-friendly packages will be able to block the adult-themed programming and for the first time, receive a price credit. So people who felt that they did not want to subsidize content that they didn’t want coming into their home or in their car will no longer have to be subsidizing that content, and we will give — not just block it but we will also block and credit.

Why do this? The answer is simple: Not only is it good for consumers, we believe it will be good for business as well. This is good for our shareholders as well as good for the consumers. We need to build the subscription business base of satellite radio to strengthen our business and better leverage our high fixed costs. We are confident that lower price points, more programming choices and these a al carte offerings will help us do just that because these are what consumers want, and we can’t wait to bring these new products to market.

Before I talk more about the future, I’d like to take you on a short tour of our recent past in audio entertainment. As was previously mentioned, I have been in the radio business my entire professional life, since I started selling radio advertising in 1967. The pace of change in the industry was much slower then compared with today, but there was a lot of excitement in the 1960s over 8-track tape players, seen then as a breakthrough in mobile portable recorded music players.

Over the past 40 years, I’ve either been part of or observed firsthand the evolution of audio entertainment — first at WCBS in New York; followed by Metromedia where I worked for John Kluge; then Infinity; later at CBS and Viacom; and now at Sirius — and I can say without a doubt that we are living in a truly unique time. History is likely to record this period as the revolutionary age in audio entertainment, a time when the only thing certain was rapid change. One thing is clear: With all of the audio choices available today, 2007 is a great year to be a consumer.

For those of us in the business of delivering audio entertainment, it is also a very exciting time full of challenge and opportunity. Just to think about this for a moment, many of the devices and technologies we hear so much about today — iPods and mp3 players, HD radio, the Internet, entertainment delivered on cell phones and more — did not even exist 10 short years ago when Sirius and XM first received their licenses. Moreover, rarely does a day go by without an announcement about new devices or technologies that promise more power, higher quality, greater versatility and improved accessibility. The iPhone is the most prominent device of late, but others like Slacker — a wireless Internet portable music player — could prove in time to be significant in gaining share of the listening audience.

To put this in perspective, about 10 years ago advances in computer technology and the Internet began to fundamentally change the way we work, communicate, learn, shop, and more. Remember life before e-mail and Google? While the changes in audio entertainment do not pervade every aspect of our lives, like the Internet-drive changes, I think it is fair to say that there are parallels both in the pace of change and the ways in which innovation and new technology are transforming business and consumer behavior in the audio entertainment business.

As I mentioned earlier, all of this change has been great for consumers as these new sources of entertainment compete for a share of ear time and have become deeply rooted in our lives. Today, 116 million Americans enjoy iPods and mp3 players. With most new cars now including built-in jacks, these devices will increasingly be fixtures in automobiles. There are 72 million people who are listening to Internet radio each month, a number likely to grow as new wireless players make Internet-delivered content accessible on the go. There are 23.5 million phones that are equipped with music players, a number likely to rise rapidly, spurred by the iPhone and the competitors that will develop to them. Fourteen million people subscribe to satellite radio, a number we hope to grow significantly as a result of our merger, and there is every reason to believe that these and other technologies and services will continue to attract even more consumers in the years ahead.

It is important to note that all of these choices and competition also bring important benefits to consumers, programmers, and society as a whole. Programmers today have multiple outlets in which they can distribute their content and potentially earn additional revenue streams. The explosion in delivery modes and channels enriches the diversity of our nation, providing opportunities for programmers and listeners alike to produce and enjoy niche entertainment, news and information not available when I entered the radio business.

One of the things I’m most proud of is our contribution to diversification of programming, including programs that attract strong minority, religious and rural audience, among others. And after our merger, we believe that we can deliver even more. We also have redundancy in our national emergency systems so that in times of need, people can tune to satellite radio or terrestrial radio to get the information they need. And of course, consumers have more power than ever before to mix the music, the entertainment they want to hear, choose the genre of programs they want and stay connected wherever they want to listen.

Yet with all this change and competition, one fact has remained pretty much the same: Terrestrial radio is still the 800-pound gorilla in the audio entertainment market with 230 million weekly listeners and radios capable of receiving their broadcasts in virtually home and automobile in America. By contrast, Sirius has 300 channels and we account for just 3.4 percent of the national radio audience as measured by Arbitron — the two companies combined, the total audience is 3.4 percent.

Still, we’re proud of what we’ve accomplished: We’ve invested in our infrastructures to support a growing business; we have secured diverse and premium content needed to attract listeners; our radios are in millions of automobiles and homes across the nation; and the financial performance of both companies is improving. But we are always looking for ways that we can even do better, to make satellite radio attractive to more listeners and be a stronger competitor in the market. And we believe strongly that our merger makes sense not only for our shareholders but also for current and future subscribers.

As many of you here know, there are two critical tests that our merger must pass to gain the necessary approvals. First we must demonstrate that our merger is not anti-competitive; and secondarily, or equally important, we need to persuade regulators that our merger is in the public interest.

Let’s take them one at a time beginning with the issue of whether the merger would have an adverse impact on competition. It’s hard to imagine how the merger of two companies with a combined 3.4 percent of the nationwide audience could harm competition. The market I describe today is brimming with competition and will remain robust after our merger.

Some argue that a merged company would have incentives to raise prices, but that argument also falls flat given that our largest and most potent competitor is terrestrial radio and that’s for free. With our small market share, the way we must grow our revenues is by increasing our subscriber base, and it simply defies logic that we can do that by increasing the price differential between our subscription service and the free service of our most potent competitor. Today with our announcement that prices are going down, not up, after the merger, we should finally put this false argument to rest once and for all.

Our adversaries in the broadcast industry have a different view of our merger. They claim satellite radio is a separate market and that satellite and AM/FM are not competitors. But the question all of you should ask is this. Do you believe what the NAB and other broadcasters say about competition when their agenda is to block a merger and limit competition with their own AM/FM stations? Or do you believe what they say about competition in their own radio consolidation filings before the FCC and in the company’s Disclosures filing with the SEC?

The fact is that the positions taken by broadcasters are not just in conflict with us, they are in conflict with themselves. While they tell the FCC to stop our merger because satellite radio is a distinct market, their public filings and statements elsewhere tell a different story. For example, Clear Channel Communications filed against our merger at the FCC, yet in a recent SEC filing they could not have been clearer that satellite radio is a prime competitor. And here’s what they wrote. Clear Channel said, “Our broadcasting business faced increased competition from new broadcast technologies such as broadband, wireless and satellite radio, and new consumer products such as portable, digital audio players.”

Similarly, prior to telling Congress and the FCC that satellite is a distinct market, David Rehr of the NAB boldly proclaimed at the NAB show last fall in 2006, “We have satellite an Internet radio, and barely a day goes by without the introduction of a new competing device or service. But we have news for our competitors, we will beat you as we have beaten those change agents in the past.”

These examples where broadcasters explicitly state that satellite and terrestrial radio compete are far from unique. Filings by CDS, Spanish Broadcasting Systems, Disney, EnterVision, Entercom, Univision, Emmis, Beasley and Westwood One, to name a few, described the market and competition in very similar terms. So when the broadcasters telling the FCC one thing about our merger and making contradictory statements elsewhere, the picture becomes very clear.

The NAB and its allies do not oppose the merger of XM and Sirius because it will diminish competition overall, they oppose it in order to limit their competition.

Indeed, this is the very same position the NAB has taken repeatedly over the years — in 1990, in 1992, in 1994, in 1995 and in 1997 when it tried to block or stop satellite radio from competing with terrestrial radio.

So let me return now to the consumer benefits of our merger and how this merger is in the public interest. From the day we announced our merger on February the 19th, we said that the combination of the two companies would lead to more choices and lower prices for consumers and that no one would pay more for the services they have today. We based these promises on our belief that the merger would create significant efficiencies providing both the resources and the flexibility needed to offer more programming choices and more price points for consumers.

Many independent analysts have written that the merger will produce considerable merger-specific savings. They have said that near-term savings are estimated in the hundreds of millions of dollars per year, while the long-term cost savings are estimated to be in the billions of dollars.

Sirius and XM has commissioned our own independent company to do an analysis and the results of that study also found that the efficiencies from the merger will be in the hundreds of millions of dollars annually. We expect that the merger will allow the combined company to eliminate duplicate expenses, achieve economies of scale, and identify other cost and revenue synergies that could only exist within the merged company. More specifically, we expect synergies and savings in areas of programming and content, retail product development, satellite operations, broadcast operations. I believe there is not one line on our P&L where we will not achieve cost savings.

Now I’d like to tell you more about how we’re going to use these merger efficiencies to increase the choice and lower prices for consumers. The program options that we announce today will put unprecedented power in the hands of consumers to choose what they want to hear and what they want to pay for. They demonstrate plainly and persuasively that this merger is in the public interest. You may know that the NAB told the FCC in the filings that they made two weeks ago, that it was clear that the merger wouldn’t result in a la carte programming. Well, I’ve already told you that we’re going to do exactly that. Clearly the NAB got it wrong again. In addition to our two a la carte packages, earlier I indicated that we will make six other programming options available to consumers, packages that will work with existing radios. We will offer fixed, best-of-both bundles featuring all of the programs from either service and the most popular features from the other. The monthly cost for this service will be $16.99, 34 percent lower than the $25.90 that consumers have to pay today.

We will also offer a family friendly package of each service at $11.95 a month. That excludes all the adult-themed programming from the current channel offerings and reflects a price credit from the $12.95 package.

In addition to this lower-priced family friendly tier, we will also offer a family friendly best of both package that adds select channels from the other service for $14.99, reflecting a credit as well. And we will offer two new fixed packages below the only price point that exists today at $12.95 and one will be mostly music, and the other will be mostly news, sports and talk. Both of these will cost $9.99 a month.

Finally, consumers can continue to choose their existing Everything Sirius and XM Everything at the current $12.95 programming like they do today.

Our aim is to have all of these packages, including the a la carte selections, available beginning within the first year of approval of our merger. This is a major priority for us and we will work to bring these packages into the market just as quickly as we can. For the a la carte packages, consumers will need new radios with the functionality to handle channel by channel selections. We’re going to develop and market those radios and those radios will be priced at the same price as our other radios. We are also going to have to change our billing systems, as well as our operating systems. Consumers who choose these packages will make their channel by channel selections through a web interface. Once again, with the exception of the two a la carte offers, the rest of these plans will work with existing radios.

So let me close now by giving you the bottom line as we see it. The merger should be approved because the audio entertainment market is as competitive as it has ever been and it will remain so after the merger. Plus, the combination of XM and Sirius is in the public interest because it will result in unprecedented new choices and lower prices, specifically listeners will be able to choose among eight different programming packages verse only one choice today. And with the a la carte options, they will have for the first time the ability to select channels and choose price points that are right for them. No consumer will pay more for what they get today, and the new packages will give the consumers the opportunity to pay less. Consumers who only want music or news or talk and information or family friendly programming will be able to choose packages that provide them the types of channels they want. No radio will be obsolete that’s in the market today.

So we are especially excited about being able to bring a la carte programming to the American people for the first time, we are confident that giving consumers the ability to customize their own plans will be a win-win, a move that benefits subscribers and our business at the same time.

We are also pleased that our views on the merger are shared by thousands and thousands of subscribers and a wide range of impressive organizations and businesses and experts who filed in support of the merger.

The audio entertainment revolution already has resulted in intense competition, unprecedented choices for consumers, and valuable benefits for musicians and many other programmers. We want to do our part to continue to drive innovation, choice, diversity, and all the other benefits that flow from intense competition. And with our merger, we will.

Thank you very much.

(Applause.)

MR. ZREMSKI: We now have lots of questions about the proposed merger starting with this: do you think you’ve now done enough to get this merger through the FCC and the DOJ?

MR. KARMAZIN: Well, we believe that the merger should be approved for the two reasons that I mentioned earlier. You know, I don’t think it has anything to do with whether, you know, we had done enough. We believe that the audio entertainment market is very competitive. Clearly this merger will not be anti-competitive, so there’s no reason from an anti-trust point of view that the merger shouldn’t be approved. From a point of view of being in the public interest, we believe that we have outlined what our plans are to offer lower prices and more choices. We think the public interest is served when the consumer gets lower prices and more choices. You know, we certainly want to get this merger approved. There is substantial benefits for our shareholders in the billions of dollars of value, and we look forward to working with the regulators to see if there’s any concerns that they have regarding this merger being approved.

MR. ZREMSKI: If this merger is not successful, what do you think will happen to the current model of satellite programming?

MR. KARMAZIN: Yeah, I think that I’ve said in the past and I know that Gary Parsons has said it, that you know, both companies will survive. You know, we believe that there is intense competition, we believe that if in fact we can merge and have the benefits of the efficiencies, we can be a better competitor. But I believe both companies will continue to you know, compete in a robust market. MR. ZREMSKI: What would the merger mean for current subscribers?

MR. KARMAZIN: Well again, I think the current subscribers and the future subscribers are in the same position. Certainly no radio is obsolete, they’re going to continue to get the programming that they have been getting, not have to pay a price increase, so you know, it’s a win-win for the existing subscribers because they’ll have the opportunity if they wanted to receive some of our contents so as an example, if a XM subscriber wanted the ability to get NASCAR and the NFL, that’s something that we would hope that we might be able to deliver to them on their same receiver.

MR. ZREMSKI: Why is a la carte such an important offering for consumers?

MR. KARMAZIN: We think a la carte is a pure choice for consumers. So if you agree with me, that giving consumers more choice and lower prices is a benefit and in the public interest, then giving consumers perfect choice by having a la carte is a — is part of that process. So if there’s somebody that doesn’t want to take the time and go a la carte, we’re saying we also have lower price packages, you know, available to them. But you know there are many people who have chosen not to pay $12.95 a month to subscribe to radio. And from our point of view, we compete with free. And the way we can compete more effectively with free, is not to go from $12.95 to $14.95 or $15.95, but the way we can compete better with free is by executing the 46 percent price reduction that we’ve set in a la carte. So there will be consumers who don’t want the full boat — you know, they don’t want Howard Stern or they don’t want Major League Baseball or they don’t want, you know, the NFL, and what they would really like to have is a smaller offering, but they would like to have that offering at a more affordable price, and $6.99 a month, we believe, is a amazingly attractive price point. Not that we think that $12.95, which is 43 cents a day, has priced us out — you know, so uncompetitively.

But the alternative to free, you know, is something that we deal with every day, and the $6.99 is a much more attractive competitor to free than is $12.95.

MR. ZREMSKI: Why haven’t you offered an a la carte style of programming previously, and will you offer it to consumers even if the merger is declined by regulators?

MR. KARMAZIN: The reason we’ve not offered it in the past is that it’s very simple — is that last year, Sirius lost $1 billion. Our company has not made a profit in the years since it started. So that the idea of offering this a la carte service is made possible by the synergies connected with the merger, and it would be a very risky proposition for us with no sort of way of covering the cost of this thing so that we would not have made it available. I can speak for Sirius that if in fact the merger was not going to happen, we would have no plans of offering a la carte — that the probable scenario is that if the merger is approved, there are eight packages, including the ability to block and credit, you know, adult content so that we would have eight different packages available, starting price at $6.99. No consumer would pay more for what they’re getting if the merger’s approved.

If the merger is not approved, I — the assumption should be that we’re going to go back to one offering, $12.95.

MR. ZREMSKI: NAB is criticizing your a la carte announcement because — saying that the — new radios would be required. How do you respond to this criticism?

MR. KARMAZIN: Yeah. We don’t think it’s a criticism. We think it’s just — is a fact and we think that just in the same way that when cable companies needed to offer certain things — they needed to go from analog to where you had a set-top box. So what we’re saying is that we are going to offer our tiers and offer our existing service and offer the best of both services on our existing radios. If, in fact, somebody wants the a la carte service, they’ll go in and buy the radio at a price point that’s comparable to other radio and you should assume that we’re going to be anxious to get as many of those people out there because we’re looking to gain as many subscribers as possible. And you shouldn’t rule out the idea that there will be great incentives that we will offer people to be able to trade in their radio and to get a new a la carte radio. So this is something about us wanting to get a la carte service into as many homes and as many cars as we can, we will — are highly incentivized because it will give us a chance to compete again against the idea of free radio with a price point that we would financially, because of the merger, be able to do.

MR. ZREMSKI: How many subscribers would the new company need to make a profit?

MR. KARMAZIN: Well, the assumption is that we have 14 million subscribers between the two companies, and today neither of those companies are, you know, making a profit. I think that going forward, if you were to take a look at likelihood of the company making a profit, it would be greatly enhanced by the combination getting together and the efficiency. Obviously, the combined satellite radio sector will be able to be profitable faster as a result of the merger because we’ll be able to take advantage, you know, of those synergies. But we have not forecast and we have not disclosed what — the subscriber numbers that we need. Our hope is that we’ll be adding a lot more subscribers at $6.99 as a result of the merger as compared to the $12.95.

So, you know, we would need a good number of subscribers. I am confident that Sirius — and I know Gary shares that confidence — that in the future we will be profitable companies even if the merger doesn’t happen. But we can’t comprehend why the merger shouldn’t happen because of the fact that we are dealing in a very competitive, robust market of audio entertainment. Why should these two satellite radio companies that reached 3.4 percent of the audience not be permitted to merge? Therefore we meet the competition argument, and it would just be a shame that — if the merger didn’t happen for the consumers not to get the benefits of all of these lower prices that we’re talking to — about giving them as a result of the efficiencies from the merger.

MR. ZREMSKI: How long do you think it will take before satellite radio becomes the 800-pound gorilla it’s been predicted to become?

MR. KARMAZIN: Well, hopefully soon if that were ever to be — happen. I happen to be — I’ve been in the radio business for a long time, and we were talking earlier today about KDKA, you know, in Pittsburgh, an AM radio station that started in 1926. And when FM radio and television and all of this technology came about — you know, the terrestrial radio business is still a very big, terrific business. There’s about $21 billion there — you know, anywhere between 95 and 97 percent of all Americans still listen to radio. When satellite radio is advanced even more than it is, it’s still going to be aligned with AM and FM. Terrestrial radio is not going to go away. An awful lot of people rely on radio — or should rely on radio — and radio should be responsive for providing more local programming. And we think that — you know, if I were a — back in my days of being in the terrestrial radio business, I don’t think it would be hard for me to compete with satellite radio. I would just focus on local more than national, and I think that we will coexist. There’ll be an AM button in your car. There’ll be an FM button in your car. There’ll be a satellite radio button in your car. You’ll have a cell phone in your car that will have audio content. You’ll have your mp3 player in the car. You’ll have HD radio in the car and there’ll be all of this competition, and the one who wins in that environment is the consumer. And that’s the way it should be.

MR. ZREMSKI: How about the future of HD radio?

MR. KARMAZIN: I think HD radio is something that is expanding. There are about 1,350 radio stations across the country that are broadcasting in HD. Again, that’s another competitor that satellite radio has. But again, I believe that the radio industry is right on insofar as developing HD radio. HD radio is going to provide — where there’s one radio station, there might be four radio stations. So anything — there’s more choices. These services are going to offer more programming choices to the consumer. And once again, I think this is — you know, do we compete with HD radio? Absolutely. If you go into a Best Buy or you go into a Wal-Mart — you know, you can see a satellite radio for sale. You can see an HD radio for sale. The radio industry has said that they’re investing $250 million in advertising to establish HD radio.

HD radio is today offering a lot of commercial-free music free. You know, we’re not trying to stop it from being developed. As a matter of fact, we — again, the way we compete is in the marketplace, not in trying to us regulators — you know, to stop a deal. So — you know, I wish that — you know, HD radio wasn’t there. It’s a competitor for me, but I’m prepared to compete with them in the marketplace.

MR. ZREMSKI: Do you foresee the newly merged company expanding beyond North America?

MR. KARMAZIN: Right now the satellites that we have really have look angles down toward, you know, as far north as Canada and down, you know, to Mexico so that if in fact the companies had an interest in expanding into other parts of the world, it would require, you know, new satellites and a whole new infrastructure. From my point of view, I — we’ve not had any conversations with our — you know, friends over at XM. But it’s been 17 years since Sirius first formed as a company and we still have not made a profit. So before we have any ideas to go into any other parts of the world, we’re going to really want to see us become a very profitable company before we take another 15 or 17 years to invest in an infrastructure that’s required.

So if you think about our business — and we talked about a lot of the money that we’ve lost — but that — it’s understandable because before we can get our first subscriber, we had to launch — we had to buy four satellites. So we paid, you know, about $1 billion to launch three of our four satellites — we have a ground spare in place.

We had to attract of all the programming because somebody isn’t going to subscribe to satellite radio without the programming. So we had to make all of our programming investments; we had to make all of our investments in infrastructure, you know. And we’ve done all of those things and that’s why the losses have been so extreme.

As we continue to grow in subscribers, we hope that we will be profitable. But when you’re competing with companies like Apple and you’re competing with companies like Clear Channel, you need to have every efficiency that you can have. And this merger, uniquely — uniquely — creates great efficiencies for our combined company.

MR. ZREMSKI: If the merger is approved, do you foresee another competing satellite network merging?

MR. KARMAZIN: Well, there’s spectrum out there. You know, I mean, there’s DBS, there’s, you know, spectrum that’s out there in a whole bunch of different areas. You know, the broadcasters are giving up their analog spectrum. There’s WCS spectrum that’s out there.

I can’t tell you that anybody would need to compete with us in the satellite business. They can compete with us in the Internet business.

You know, it’s sort of all converging into their car. And whether or not when you’re driving in your car, whether you’re getting your signal from the satellite or you’re getting it from terrestrial radio or you’re getting it on your iPod or you’re getting it on WiMAX, you know, it’s all audio entertainment content. And I think it’s less important as to, you know, whether or not it be satellite or anything else. There will be — when the two companies combine, believe me — there will be a risk factor in our statement that talks about all of the competition that the combined satellite radio company will still compete with.

MR. ZREMSKI: How does satellite radio counter the growing use of iPods and other mp3 players? And do you find that consumers forsake radio for downloadable music and programming?

MR. KARMAZIN: So, once again, I mean, even by the nature of the question, you know, it’s clear that we’re competing in satellite radio with this other technology.

I happen to be a big believer in the radio business. And I believe that, yes, there are these other devices and, yes, they are issues that are concern, but at the end of the day, content is what’s going to drive the ability of one company to prevail against other companies. And the fact that there are all of these technology opportunities out there gives content providers the opportunity to become even more and more important. And we at Sirius and XM are focused on providing the consumer with that best content. And as long as we can continue to do that, we can certainly be a very viable competitor.

But, you know, it certainly is a whole lot more complicated today, you know, to compete with all of these choices that are out there than it was when I first started. And it was principally AM radio and then FM was just starting. So it was a lot easier to compete with that than it is to compete today with all of this technology.

Again, I’ve said it a couple of times today, the consumer is the big beneficiary of all of that choice and that the market needs to be looked at differently than it was looked at, let’s say, 10 years ago, when a lot of this technology wasn’t there. And for anybody to think that satellite radio is not competing with all of these other devices that you’ve talked about either has an agenda or just doesn’t have an understanding of what the marketplace is like today.

MR. ZREMSKI: How critical to the success of satellite radio is it to get the product into automobiles? And once you do that, how do you compete with the hyperlocal content that’s provided by traditional radio?

MR. KARMAZIN: We think that the automobile is crucial to the success of audio content. If you think about radio, it’s been principally an out-of-home medium.

You know, when you think about the home, there’s a lot of other competition — you know, you’re sitting there with the Internet; you’re sitting there with television. So, you know, in the car when you’re struck going to work in the morning, that is sort of the Holy Grail you know, of radio.

So getting car companies to put satellite radio in was a major chore and a major accomplishment that the companies have. Car companies are today putting satellite radio in. Car companies today are also putting in jacks for your mp3 player. Car companies today are also putting in HD radio. Every single car has an AM/FM radio. So, you know, there is a tremendous amount of competition in the car — not just from satellite radio, in spite of satellite radio’s success, in getting into the car.

One of the things that — you know, if you think about it is about 243 million cars on the road today, and very few of those obviously have satellite radio in them. So in the case of AM/FM radio, virtually every one of those 243 million cars have AM and FM radio.

So, you know, competing with the radio industry is a very challenging, difficult one. We’re not looking to eliminate them — that’s just not even a possibility. But competing with local is something that we have no great agenda to do. You go to your local AM or FM radio station for your local content and you’d go to your satellite radio for the kind of content that we offer.

MR. ZREMSKI: Earlier this year, Sirius dropped its only public service channel C-SPAN radio from its lineup. Why did you take C-SPAN away and what is your commitment to pubic service?

MR. KARMAZIN: Yeah, well, we have a strong commitment to public service. And, you know, we dropped C-SPAN because we had a contract dispute on our ability to preempt some of the content that we wanted to preempt on the weekend to accommodate some other programming.

That — you know, it doesn’t represent any lack of commitment toward C-SPAN — it’s a great service — hello, C-SPAN, you know. (Scattered laughter.) It — you know, and anybody who’s listening on XM can hear C-SPAN still. You know, it’s just that we had a contract dispute and if in fact C-SPAN was interested in resolving that contract dispute, we’d be anxious to have them back. It’s a great service and we would hope to be a partner with them in the future.

MR. ZREMSKI: Has the pending merger stalled the enrollment of new subscribers of the two companies given that consumer may worry about the equipment that they would be getting if they subscribed now and whether it would still be useful?

MR. KARMAZIN: So, I’ve heard that feedback, you know, from some of the people who call on retailers who say that there is some confusion in the marketplace and that, you know, people are either confused about what’s happening or holding off on what’s happening.

But, you know, in my opinion, you know, we’re still adding, you know — we have our earnings call next Tuesday so I don’t want to talk too much about it today — but that, you know, we’re still adding a significant amount of subscribers and we’ll continue to add them. But, you know, anytime when there is some confusion out there, that’s not necessarily good news.

You know, I’ll take the other side of the argument is that if people are talking about satellite radio, that is good news. So there may be some confusion but on the other hand, there is more talk about satellite radio in connection with the merger.

MR. ZREMSKI: Would you give Don Imus another chance?

MR. KARMAZIN: So — I have not had any conversations with Don Imus or his people. And I know he’s in — I know what I read — is that he’s in a contract dispute with his current employer. I know he’s in New Mexico, and I don’t know whether or not Don Imus is planning on coming back to radio or not.

He was a terrific entertainer. I worked with him for an awful lot of years. He did great radio. He made us a lot of money. And, you know, I think that it would be great if Don Imus was back in radio, but we have had no discussions at all.

MR. ZREMSKI: We’re almost out of time, but before I ask the last question, there are a couple of other important matters to take care of.

First of all, let me remind the audience of our future speakers. On Wednesday, First Lady Laura Bush will be here to discuss her recent trip to Africa, and her speech will be titled “Why Africa?” On the 27th, which is Friday, Mike Johanns, the U.S. Department of Agriculture secretary, will talk — be here to talk about the farm bill. And on August 1st, Senator Joe Biden of Delaware will be here to give a speech titled “Promises to Keep.”

Also, we have a lot of traditions her at the National Press Club, and one is that each speaker gets a certificate. And the other is that everybody gets the much-coveted National Press Club mug. (Laughter.)

MR. KARMAZIN: And the check? (Laughter.) It’s in the mail. It’s in the mail.

MR. ZREMSKI: No check. No check. (Laughter.)

Okay. And the last question: Who, other than Howard Stern, do you listen to on a regular basis? And is there anyone who you think should be a radio host who isn’t currently?

MR. KARMAZIN: Well, you know, I unfortunately spend my time listening to satellite radio and terrestrial radio more for business than for my personal enjoyment. So I get an opportunity to listen to a whole bunch of channels. So — I’m a news junkie, so I listen to a lot of our news channels. I still listen occasionally to terrestrial radio, by the way. I also listen to sports. And Howard, I must acknowledge — or I’m proud to acknowledge — that is one of my presets on my radio. So, you know, he’s there.

You know, we’ve had lots of conversations — you know, would it be a good idea to have David Letterman, you know, on radio? You know, you sort of take a look at the performers. You know, there have been people say, you know, “Gee, Rosie O’Donnell ought to, you know, be on radio.” I can tell you that from a Sirius point of view, we have — our program lineup is complete. We have plenty of sports, plenty of news, plenty of music and we don’t think that there is a missing piece in our puzzle.

We continue to look for opportunities, so we just recently announced that we have a channel that’s 24-hours-a-day, seven-days-a- week for the Catholic Church. Cardinal Egan provided us with that channel — again, a niche that’s not available on terrestrial radio; you can’t get 24-hour, seven-day-a-week programming like we’re offering in every market, you know, that we’re offering it in. We added a Siriusly Sinatra channel with the Frank Sinatra estate. This summer we’re going to add a 24-hour, seven-day-a-week Grateful Dead channel for you deadheads in the audience. (Scattered laughter.)

So you know, I think that there will constantly be a evolution and an addition, you know, of programming. But there’s no big missing piece that’s not part of our service today.

MR. ZREMSKI: Thank you very much. (Applause.)

I’d like to thank you all for coming today. I’d also like to thank National Press Club staff members Jo Anne Booz, Melinda Cooke, Pat Nelson and Howard Rothman for organizing today’s lunch. Also thanks to the NPC library for its research.

The video archive of today’s luncheon is provided by the NPC’s Broadcast Operations Center. Broadcast tapes and transcripts are available by calling 1-888-343-1940. Thank you. We’re adjourned. (Sounds gavel.)

END.

Copyright (c) 2007 by Federal News Service, Inc., Ste. 500 1000 Vermont Avenue, NW, Washington, DC 20005, USA. Federal News Service is a private firm not affiliated with the federal government. No portion of this transcript may be copied, sold or retransmitted without the written authority of Federal News Service, Inc. Copyright is not claimed as to any part of the original work prepared by a United States government officer or employee as a part of that person’s official duties. For information on subscribing to the FNS Internet Service, please visit http://www.fednews.com or call(202)347-1400

JOINT OPPOSITION TO PETITIONS TO DENY AND REPLY COMMENTS OF

SIRIUS SATELLITE RADIO INC. AND XM SATELLITE RADIO HOLDINGS INC.

Sirius Satellite Radio Inc. (“Sirius”) and XM Satellite Radio Holdings Inc. (“XM”), by counsel, hereby reply to the petitions to deny and other comments filed in the above-captioned proceeding.1 The petitions variously seek denial, dismissal, or designation for hearing of Sirius and XM’s March 20, 2007 applications2 seeking Commission authority to merge.3 As detailed below, the arguments made by opponents of the merger are without merit. Accordingly, their petitions should be denied, and the merger should be approved.

[1]

Petitions to Deny were filed by the National Association of Broadcasters (“NAB”); the Consumer Coalition for Competition in Satellite Radio (“NAB Coalition”); Common Cause, Consumer Federation of America, Consumers Union, and Free Press (collectively “Common Cause”); Forty-Six Broadcasting Organizations (“46 Broadcasters”); the National Association of Black-Owned Broadcasters (“NABOB”); American Women in Radio and Television, Inc. (“AWRT”); the Telecommunications Advocacy Project (“TAP”); Mt. Wilson FM Broadcasters, Inc. (“Mt. Wilson”); and National Public Radio, Inc. (“NPR”). In addition, various objections to the merger were filed by the Asian American Justice Center, Bert W. King, Blue Sky Services (“Blue Sky”), Charles F. Summers III, Clear Channel Communications, Inc. (“Clear Channel”), Cox Radio Atlanta, Entravision Holdings, LLC (“Entravision Holdings”), Independent Spanish Broadcasters Association (“ISBA”), John Smith, Media Access Project on behalf of Prometheus Radio Project and U.S. Public Interest Research Group (“MAP”), and a variety of state broadcaster associations. All Petitions to Deny and Comments are short-cited herein.

[2]

XM Satellite Radio Holdings Inc., Transferor, and Sirius Satellite Radio Inc., Transferee, Consolidated Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57, File Nos. SAT-T/C-20070320-00054, SAT-T/C-20070320-00053, SES-T/C-20070320-00380, SES-T/C-20070320-00379, SES-T/C-20070625-00863, ULS 0002948781, 004-EX-TC-2007 (filed Mar. 20, 2007) (“Application”).

[3]

Several commenters have argued that language in the 1997 order authorizing satellite radio, Establishment of Rules and Policies for the Digital Audio Radio Satellite Service in the 2310-2360 MHz Frequency Band, Report and Order, Memorandum Opinion and Order and Further Notice of Proposed Rulemaking, 12 FCC Rcd 5754 (1997) (“Satellite Radio Authorization Order”), prohibits one licensee from owning both satellite radio licenses. See, e.g., AWRT at 3; North Carolina Broadcasters Association at 2; Clear Channel at 4. The Commission has issued a Notice of Proposed Rulemaking seeking comment on this issue. Applications for Consent to the Transfer of Control of Licenses, XM Satellite Radio Holdings Inc., Transferor, to Sirius Satellite Radio Inc., Transferee, Notice of Proposed Rule Making, FCC 07-119 (June 27, 2007). The parties will address any arguments made by opponents regarding this “rule” in the context of responding to that Notice.

I. INTRODUCTION.

This merger will bring unprecedented benefits to consumers and will significantly enhance, rather than harm, competition. Indeed, because of the synergies and efficiencies that will be realized from this combination, the transaction will empower consumers to select programming based on their individual programming preferences. As such, the Sirius-XM merger has the potential to re-shape the manner in which Americans receive entertainment and informational programming.

As a result of this merger, Sirius and XM will offer subscribers who elect to select their channels through the Internet and purchase next-generation radios the ability to pick and choose programming on an a la carte basis:

•

Subscribers will be able to create a customized programming package of 50 channels for $6.99 per month. This represents a 46 percent price decrease from the current standard subscription price of $12.95 per month. Consumers selecting this package will be able to buy certain additional individual channels for 25 cents each.

In addition, one entity—Primosphere Limited Partnership (“Primosphere”)—has sought to revive an application for satellite spectrum that it voluntarily withdrew years ago. That effort should be denied for the reasons previously set forth by the companies. See Motion to Strike, Sirius Satellite Radio Inc., File Nos. 29/30-DSS-LA-93, 16/17-DSS-P-93 (filed Apr. 23, 2007); Reply Comments in Support of Motion to Strike, XM Satellite Radio Inc., File Nos. 29/30-DSS-LA-93, 16/17-DSS-P-93 (filed May 21, 2007). Primosphere’s recently filed motion to consolidate and related petition likewise should be denied, as the companies have explained separately in a July 18, 2007 Opposition that was filed in this docket. See Motion to Consolidate, Primosphere Ltd. P’ship, MB Docket No. 07-57 (filed July 3, 2007); Pet. of Primosphere Ltd. P’ship, MB Docket No. 07-57 (filed July 3, 2007); Opposition to Primosphere’s Motion to Consolidate, Sirius Satellite Radio Inc., MB Docket No. 07-57, File Nos. 29/30-DSS-LA-93, 16/17-DSS-P-93 (filed July 18, 2007).

•	Subscribers also will be able to create a customized programming package of 100 channels—including some “best of” programming from both services—for $14.99 per month.

In announcing their support for the merger, numerous independent groups, including a wide array of business, minority, women’s, religious and rural organizations, have recognized that it will advantage consumers and sharpen competition.4 Their support is based on the recognition that this merger will allow satellite radio to offer their constituents more choices in the selection of programming at lower costs.5

Economic experts and financial analysts also enthusiastically support the merger. They recognize that it will result in numerous operational synergies that will make the combined company a more efficient competitor in the burgeoning market for audio entertainment. As Professor Thomas W. Hazlett, former Chief Economist of the FCC,

[4]

Even before comments were filed, a diverse group of organizations had expressed their support for the merger. See Press Release, Sirius Satellite Radio, Sirius, XM Highlight Growing Momentum In Favor of Merger: Strong and Diverse Public Support Demonstrates Merger is in the Public Interest (July 9, 2007) (noting comments in support of the merger filed by Circuit City, the NAACP, the League of United Latin American Citizens, American Trucking Associations (“ATA”), National Council of Women’s Organizations, League of Rural Voters, and American Values).

[5]

See Letter from Hilary Shelton, NAACP, to Chairman Kevin Martin et al., FCC, MB Docket No. 07-57 (filed July 18, 2007) (“NAACP Letter”) (“We are convinced that the pending Sirius-XM merger will be a positive development for consumers—more diverse, accessible and appealing options at lower prices in satellite radio will help further expand the reach of this medium.”); Letter from Susan Scanlan, National Council of Women’s Organizations, to Marlene H. Dortch, FCC, MB Docket No. 07-57 (filed June 20, 2007) (“National Council Letter”) (“With expanded choices and better prices, satellite radio will be an even more attractive option for women, and this will benefit the 200-plus organizations that the National Council of Women’s Organizations represents, as well as women all over the nation.”).

correctly notes, “[t]he consensus forecast is that pronounced synergies would attend an XM-Sirius merger, placing satellite radio in a stronger and more competitive position.”6 Economist and former Commissioner Harold Furchtgott-Roth similarly finds that the merger likely will result in “many consumer benefits . . . over the long term” and that “competing choices [in the audio entertainment market will] discipline the prices that XM and Sirius charge subscribers today and will continue to do so.”7 Bear Stearns has characterized the merger as “a great move for both companies due to the tremendous synergies that the merger could present.”8 And Merrill Lynch has noted that a merged company “could ultimately deliver greater content choice . . . , offer improved technology . . . , realize cost synergies, and help satellite radio remain competitive in the evolving audio entertainment landscape.”9

In an extensive new economic analysis commissioned by XM and Sirius and attached as Exhibit A to this reply, Professor Steven C. Salop and other economists at

[6]

Thomas W. Hazlett, The Economics of the Satellite Radio Merger, 5 (filed June 14, 2007) (“Hazlett”). Thomas Hazlett is a professor of Law & Economics at George Mason University, and a principal at Arlington Economics, an economic consulting firm. Professor Hazlett has previously held faculty appointments at the University of California at Davis, Columbia University, and the Wharton School, and has published his research in the Journal of Law & Economics, the Columbia Law Review, and the Journal of Financial Economics. He is also a columnist for the Financial Times, where he contributes to the New Technology Policy Forum. Additionally, Professor Hazlett served as Chief Economist of the Federal Communications Commission from 1991 to 1992.

[7]

Harold Furchtgott-Roth, An Economic Review of the Proposed Merger of XM and Sirius, 1-2 (filed June 2007) (“Furchtgott-Roth”). Dr. Furchtgott-Roth has worked as an economist for over 20 years and currently is the President of Furchtgott-Roth Economic Enterprises, an economic consulting firm, and a senior fellow at the Hudson Institute. He was an FCC Commissioner from 1997-2001 and later was a visiting fellow at the American Enterprise Institute for Public Policy Research (“AEI”).

[8]	Bear Stearns & Co. Inc., 1 (Feb. 20, 2007).

[9]	Merrill Lynch, 1 (Feb. 20, 2007).

Charles River Associates International (“CRA”),10 similarly find that the efficiencies of the merger will result in significant public interest benefits. Specifically, CRA predicts that “the overall effect of the merger of Sirius and XM will be procompetitive,” because the merger “will lead to an increase in the number of subscribers of the merged firm” and a reduction in “the level of prices relative to what likely would prevail if the merger does not occur.”11

Thousands of individual citizens have also taken the time to voice their support for the merger at the Commission. Consumers are especially excited about the combined programming,12 lower prices,13 and greater choice14 that will result from the merger. The

[10]

Steven Salop is a professor of Economics and Law at Georgetown University Law Center, and a Senior Consultant with CRA. Professor Salop has been a guest scholar at the Brookings Institution and a visiting professor at the Massachusetts Institute of Technology, the University of Pennsylvania, and George Washington University. He also served as an economist at the Federal Trade Commission, the Office of Economic Analysis, and the Federal Reserve Board. Drs. Steven R. Brenner, Lorenzo Coppi, and Serge X. Moresi, Vice Presidents at CRA, also co-authored the study. Their curricula vitae are attached as Exhibit A to the study.

[11]	Charles River Associates International, Economic Analysis of the Competitive Effects of the Sirius - XM Merger, Exhibit A at 1 (¶ 2) (July 24, 2007) (“CRA Competitive Effects Analysis”).

[12]

See, e.g., Brief Comments of Jeff Clements (filed June 14, 2007) (“As a Sirius listener, the idea of being able to listen to programming that is exclusive to XM such as Major League Baseball or a variety of other music for what is being promised as a nominal fee is extremely appealing.”).

[13]	See, e.g., Brief Comments of Lynn Klein (filed June 12, 2007) (“[W]ouldn’t it be in my best interest to allow the merger so I can cut my bill to $20 a month or less?”).

[14]

See, e.g., Brief Comments of Laudon Williams (filed June 28, 2007) (“I would welcome the additional choice in programming that would come from a merger between XM and Sirius.”); Brief Comments of Larry Hufty (filed May 21, 2007) (“The current fragmenting of satellite radio programming and satellite radio car deals among these two satellite providers is frustrating to consumers. I am for this merger because it will merge the programming of the two companies together and allow all current factory satellite radio hardware to work regardless of how it is branded.”).

comments of Georgianna Fad are indicative of the overall tenor from citizens who love radio and believe in the merger. As she wrote, “I would love to have baseball and football programming on one factory installed satellite radio. I would also like to have the freedom of buying any car and have all programming available, instead of limited programming because of what make I buy in the future.”15

Overwhelmingly, the opponents of the merger are terrestrial radio broadcasters16 and surrogates funded by them.17 This is hardly surprising. Incumbent over-the-air broadcasters and satellite radio providers are vigorous competitors for the same listeners. In fact, terrestrial broadcasters’ scorched-earth opposition18 to the merger—not to

[15]	Brief Comments of Georgianna Fad (filed May 23, 2007).

[16]	Broadcaster opponents include the NAB, various state broadcast trade associations, and several individual broadcasters.

[17]

One organization, ambitiously called the Consumer Coalition for Competition in Satellite Radio (“NAB Coalition”), alleges to be an “independent” group, but its “executive director” is a full-time lobbyist employed by the law firm that represents the coalition. See Williams Mullen, The Team, http://www.williamsmullen.com/wms/team.htm (last visited July 23, 2007). According to the Corporate Crime Reporter and the NAB Coalition’s own filings, the group is supported by the NAB, though the group has refused to reveal the exact nature of the NAB’s support. Other than the “executive director,” the rest of the NAB Coalition’s membership apparently consists of “four or five” other law students. Law Student Consumer Group More Than Just Law Students and Consumers, 21 Corporate Crime Reporter 10 (Feb. 28, 2007), http://www.corporatecrimereporter.com/williamsmullen022807.htm (last visited July 22, 2007). Accordingly, the NAB Coalition’s claim to be “independent” is simply untrue. NAB Coalition at n.1. To the contrary, the NAB Coalition is a transparent attempt to add a gloss of consumer opposition to a merger that is overwhelmingly supported by the actual consumers who have filed in this proceeding. The NAB Coalition undoubtedly provides the NAB with a vehicle for saying things that it might not want to say directly—such as Mr. Sidak’s theory that radio listeners pay a significant “cost” for “enduring” advertisements on commercial radio. See NAB Coalition at 5; NAB Coalition at Exhibit B, Supplemental Declaration of J. Gregory Sidak at 19, 28 (July 9, 2007) (“Sidak July 9 Supp. Decl.”). See infra n.188.

[18]	The ferocity of the NAB’s opposition to the merger has been remarkable even by Washington standards. As explained by the Washington Post, the NAB’s president and mention the industry’s reflexive opposition to the very existence of satellite radio19—is itself powerful evidence of the competition that so obviously exists.20

However, through a fog of NAB-funded analyses and incorrect and inconsistent21 claims, broadcasters and other merger opponents attempt to obscure or simply ignore the following inconvenient facts:

•

A combined Sirius-XM will offer unprecedented consumer benefits, not possible absent the merger. A la carte programming offerings will be based on the individual content preferences of listeners and available at a lower cost than pre-merger prices. Consumers who opt not to take advantage of an a la carte programming offering will be able to take advantage of the companies’ existing offerings as well as other attractive lower-priced packages of programming that will be made available after the merger.

•	Tremendous cost savings and merger-specific efficiencies will spur additional public interest benefits. These cost savings will drive chief executive officer has “employed two techniques” in opposing the merger: “slash, and burn.” Charles Babington, Shake Hands, Come Out Lobbying, WASHINGTON POST, Mar. 13, 2007, at A15.

[19]	See infra at 49-50.

[20]

See, e.g., Hazlett at 3 (stating that broadcasters’ “fierce opposition is powerful evidence in itself that AM/FM radio—‘free radio’—competes with satellite radio, and reveals the true concern of terrestrial stations: that the merger will create a stronger rival better able to meet the needs of consumers”); CRA Competitive Effects Analysis at 9 (¶ 14) (“The vehement opposition to this merger by the NAB indicates both that the merger benefits competition and that the relevant market extends beyond just satellite radio.”).

[21]

As Common Cause said, “While the NAB argues in this case that the market should not be defined to include cross-platform and intermodal competition . . . [in other contexts] the NAB argues exactly the opposite. . . . This contradiction exists only in the warped world of the NAB.” Common Cause at 11-12.

equipment and programming innovation and will help make the combined company a more effective competitor while benefiting both companies’ subscribers.

•

This is not a “merger to monopoly.” XM and Sirius have a very small share of the market. Sirius and XM combined account for approximately 3.4 percent of all radio listening. Satellite radio accounts for just under 7 percent of overall radio revenues, and its advertising revenue is just a minute percentage of the approximately $21 billion of advertising revenue generated by terrestrial radio. And the total number of satellite radio subscribers—about 14 million—pales in comparison to the more than 230 million people who listen to AM/FM radio every week.

•

This is 2007, not 1997. Satellite radio competes vigorously with and is substitutable for numerous other audio entertainment services and devices—particularly terrestrial radio, but also a variety of new devices and services.

•

Competition works both ways. Terrestrial broadcasters’ argument that competition occurs only “one way”—that satellite radio competes with terrestrial radio, but terrestrial radio does not compete with satellite radio—is economic nonsense. In fact, the merger will lead to greater choices and lower prices for consumers—and that is exactly what terrestrial broadcasters fear.

Accordingly, the FCC should reject the petitions to deny and other objections and grant these applications.